Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-282709

Prospectus Supplement
(To Prospectus Dated November 8, 2024)

CAPTIVISION INC.

Up to 4,938,599 Ordinary

Shares (for resale)

This Prospectus Supplement amends and supplements information contained in that certain Prospectus, dated November 8, 2024 (the “Prospectus”), relating to, among other things, the resale by certain selling securityholders listed in the section of the Prospectus entitled “Selling Securityholders” of up to 4,938,599 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Captivision Inc. (“us,” “we,” “Captivision” or the “Company”). The Company will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K filed with the Securities and Exchange Commission on November 22, 2024, which is set forth below.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 19 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 22, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2024

Commission File Number: 001-41869

Captivision Inc.

(Exact name of registrant as specified in its charter)

298-42 Chung-buk Chungang-ro Chung-buk,

Pyeong-taek, Gyounggi, Republic of Korea

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

On November 22, 2024, Captivision Inc. (the “Company”) issued a press release announcing the completion of its media glass installation at Lotte Construction’s COEX Magok Le-West mixed-use convention center in Seoul, South Korea. A copy of the press release is furnished as Exhibit 99.1 to this Report on Form 6-K.

The information in this Form 6-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Captivision Inc., dated November 22, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Captivision Inc.

By:	/s/ Gary R. Garrabrant
Name:	Gary R. Garrabrant
Title:	Chief Executive Officer

Date: November 22, 2024

Exhibit 99.1

Captivision Completes Major Project in Seoul with Lotte Group

Developed by Lotte Construction, COEX Magok Le-West is Seoul’s largest mixed-use convention center

MIAMI and SEOUL, Korea, Nov. 22, 2024 (GLOBE NEWSWIRE) – Captivision Inc. (“Captivision” or the “Company”) (Nasdaq: CAPT), a pioneer manufacturer of architectural media glass and innovative LED solution provider, today announced the successful completion of its transparent architectural media glass installation at Lotte Construction’s COEX Magok Le-West mixed-use convention center, which officially opened this month.

Captivision’s installation spans over 16,000 square feet in Block CP1 of the convention center, showcasing next-generation digital media displays that illuminate multiple facades. COEX Magok Le-West is set to become a landmark property in a premier location, featuring renowned attractions such as the LG Arts Center and Science Park, Space K Museum, and Seoul Botanical Garden. The convention center is surrounded by residential, hospitality, office, and retail properties, further amplifying the value and reach of Captivision’s immersive and experiential technology. The installation has generated approximately $8 million in revenue1 for Captivision.

COEX Magok Le-West, Seoul

1 From Q1 2023 – Q4 2024

“Joining forces with Lotte Group is emblematic of our collaboration with world-class partners and we look forward to building on this success,” said Gary Garrabrant, CEO of Captivision.

About Captivision

Captivision is a pioneering manufacturer of media glass, combining IT building materials with architectural glass. The product has a boundless array of applications including entertainment media, information media, cultural and artistic content as well as marketing use cases. Captivision can transform any glass façade into a transparent media screen with real time live stream capability. Captivision is fast becoming a solution provider across the LED product spectrum.

Captivision’s media glass and solutions have been implemented in hundreds of locations globally across sports stadiums, entertainment venues, casinos and hotels, convention centers, office and retail properties, and airports. Learn more at http://www.captivision.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies, or expectations for the Company’s respective businesses. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this press release, words such as “believe”, “can”, “continue”, “expect”, “forecast”, “may”, “plan”, “project”, “should”, “will” or the negative of such terms, and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The risks and uncertainties include, but are not limited to: (1) the ability to raise financing in the future and to comply with restrictive covenants related to indebtedness; (2) the ability to realize the benefits expected from the business combination and the Company’s strategic direction; (3) the significant market adoption, demand and opportunities in the construction and digital out of home media industries for the Company’s products; (4) the ability to maintain the listing of the Company’s ordinary shares and warrants on Nasdaq; (5) the ability of the Company to remain competitive in the fourth generation architectural media glass industry in the face of future technological innovations; (6) the ability of the Company to execute its international expansion strategy; (7) the ability of the Company to protect its intellectual property rights; (8) the profitability of the Company’s larger projects, which are subject to protracted sales cycles; (9) whether the raw materials, components, finished goods, and services used by the Company to manufacture its products will continue to be available and will not be subject to significant price increases; (10) the IT, vertical real estate, and large format wallscape modified regulatory restrictions or building codes; (11) the ability of the Company’s manufacturing facilities to meet their projected manufacturing costs and production capacity; (12) the future financial performance of the Company; (13) the emergence of new technologies and the response of the Company’s customer base to those technologies; (14) the ability of the Company to retain or recruit, or to effect changes required in, its officers, key employees, or directors; (15) the ability of the Company to comply with laws and regulations applicable to its business; and (16) other risks and uncertainties set forth under the section of the Company’s Annual Report on Form 20-F entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this press release and the Company’s management team’s current expectations, forecasts, and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and its directors, officers, and affiliates. Accordingly, forward-looking statements should not be relied upon as representing the Company management team’s views as of any subsequent date. The Company does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

Media Contact:
Dukas Linden Public Relations
+1 212.704.7385
captivision@dlpr.com

Investor Contact:
Gateway Group
Ralf Esper
+1 949.574.3860
CAPT@gateway-grp.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/d6d01d34-a57f-4159-8cb6-728c75d53eb7